EX.99.23(d)(3)






                         EMERGING MARKETS DEBT PORTFOLIO
                              SUBADVISORY CONTRACT
                                     BETWEEN
                              A I M ADVISORS, INC.
                                       AND
                        INVESCO ASSET MANAGEMENT LIMITED



      Contract made as of December 14, 1998, between A I M Advisors, Inc., a Delaware corporation ("Adviser"), and INVESCO Asset Management Limited, a company organized under the laws of England and Wales ("SubAdviser").

      WHEREAS   Adviser  has  entered   into  an   Investment   Management   and
Administration Contract with Emerging Markets Debt Portfolio ("Company"), an openend management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

      WHEREAS Adviser desires to retain SubAdviser as subadviser to furnish certain advisory services to the Company, and SubAdviser is willing to furnish such services;

      NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. Adviser hereby appoints SubAdviser as subadviser of the Company for the period and on the terms set forth in this Contract. SubAdviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.  DUTIES AS SUBADVISER.

      (a)  Subject  to  the  supervision  of the  Company's  Board  of  Trustees
("Board") and Adviser, the SubAdviser will provide a continuous investment program for the Company, including investment research and management, with respect to all securities and investments and cash equivalents of the Company. The SubAdviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Company, and the brokers and dealers through whom trades will be executed.

      (b) The SubAdviser agrees that, in placing orders with brokers and dealers, it will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation, the SubAdviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who sell shares of the Company or provide the Company, Adviser's other clients, or SubAdviser's other clients with research, analysis, advice and similar services. The SubAdviser may pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to the SubAdviser determining in good faith that such commission or spread is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser and the SubAdviser


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to the Company and their other clients and that the total commissions or spreads paid by the Company will be reasonable in relation to the benefits to the Company over the long term. In no instance will portfolio securities be purchased from or sold to the SubAdviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder and any exemptive orders currently in effect. Whenever the SubAdviser simultaneously places orders to purchase or sell the same security on behalf of the Company and one or more other accounts advised by the SubAdviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account.

      (c) The SubAdviser will maintain all books and records with respect to the securities transactions of the Company, and will furnish the Board and Adviser with such periodic and special reports as the Board or Adviser reasonably may request. In compliance with the requirements of Rule 31a3 under the 1940 Act, the SubAdviser hereby agrees that all records which it maintains for the Company are the property of the Company, agrees to preserve for the periods prescribed by Rule 31a2 under the 1940 Act any records which it maintains for the Company and which are required to be maintained by Rule 31a1 under the 1940 Act, and further agrees to surrender promptly to the Company any records which it maintains for the Company upon request by the Company.

3. FURTHER DUTIES. In all matters relating to the performance of this Contract, SubAdviser will act in conformity with the Agreement and Declaration of Trust, ByLaws and Registration Statement of the Company and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

4. SERVICES NOT EXCLUSIVE. The services furnished by SubAdviser hereunder are not to be deemed exclusive and SubAdviser shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of SubAdviser, who may also be a Trustee, officer or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.  EXPENSES.

      (a) During the term of this Contract, the Company will bear all expenses, not specifically assumed by SubAdviser, incurred in its operations.

      (b) Expenses borne by the Company will include but not be limited to the following: (i) all direct charges relating to the purchase and sale of portfolio securities, including the cost (including brokerage commissions, if any) of securities purchased or sold by the Company and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Company by SubAdviser under this Contract; (iii) investment consulting fees and related costs; (iv) expenses of organizing the Company; (v) expenses of preparing and filing reports and other documents with governmental and regulatory agencies; (vi) filing fees and expenses relating to the registration and qualification of the Company's shares and the Company under federal and/or state securities laws and maintaining such registrations and qualifications;
(vii) costs incurred in connection with the issuance, sale or repurchase of the Company's shares of beneficial interest; (viii) fees and salaries payable to the Company's Trustees who are not parties to this Contract or interested persons of any such party ("Independent Trustees"); (ix) all expenses incurred in connection with the Independent Trustees' services, including travel expenses;
(x) taxes (including any income or franchise taxes) and governmental fees; (xi) costs of any liability, uncollectible items of deposit and other insurance and


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fidelity bonds;  (xii) any costs,  expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Company for violation of any law; (xiii) interest charges; (xiv) legal, accounting and auditing expenses, including legal fees of special counsel for the Independent Trustees; (xv) charges of custodians, transfer agents, pricing agents and other agents; (xvi) expenses of disbursing dividends and distributions; (xvii)
expenses of setting in type,  printing  and mailing  reports,  notices and proxy
materials  for  existing   shareholders;   (xviii)  any  extraordinary  expenses
(including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, employees and agents) incurred by the Company; (xix) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xx) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xxi) the cost of investment company literature and other publications provided by the Company to its Trustees and officers; and (xxii) costs of mailing, stationery and communications equipment.

      (c) The payment or assumption by SubAdviser of any expense of the Company that SubAdviser is not required by this Contract to pay or assume shall not obligate SubAdviser to pay or assume the same or any similar expense of the Company on any subsequent occasion.

6.  COMPENSATION.

      (a) For the services provided to the Company under this Contract, Adviser will pay SubAdviser a fee, computed weekly and paid monthly, as set forth in Appendix A hereto. Adviser will also pay SubAdviser a fee equal to 0.8% of the Company's total investment income calculated in accordance with generally accepted accounting principles, adjusted daily for currency revaluations, on a marked to market basis, of the Company's assets; provided, however, that during any fiscal year this amount shall not exceed 0.8% of the Company's total investment income calculated in accordance with generally accepted accounting principles.

      (b) The fee shall be computed weekly and paid monthly to SubAdviser on or before the last business day of the next succeeding calendar month.

      (c) If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

7. LIMITATION OF LIABILITY OF SUBADVISER AND INDEMNIFICATION. SubAdviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Company in connection with the matters to which this Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of SubAdviser in the performance by SubAdviser of its duties or from reckless disregard by SubAdviser of its obligations and duties under this Contract. Any person, even though also an officer, partner, employee, or agent of SubAdviser, who may be or become a Trustee, officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting with respect to any business of the Company to be rendering such service to or acting solely for the Company and not as an officer, partner, employee, or agent or one under the control or direction of SubAdviser even though paid by it.


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8.  DURATION AND TERMINATION.

      (a) This Contract shall become effective upon the date hereabove written, provided that this Contract shall not take effect unless it has first been approved (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Company's outstanding voting securities, when required by the 1940 Act.

      (b) Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from the above written date. Thereafter, if not terminated this Contract shall continue automatically for successive periods not to exceed twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Company.

      (c) Notwithstanding the foregoing, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Company on sixty days' written notice to SubAdviser or by SubAdviser at any time, without the payment of any penalty, on sixty days' written notice to the Company. This Contract will automatically terminate in the event of its assignment.

9. AMENDMENT. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of a majority of the Company's outstanding voting securities, when required by the 1940 Act.

10. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of Delaware (without regard to Delaware conflict or choice of law provisions) and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

11. MISCELLANEOUS. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "interested person," "assignment," "broker," "dealer," "investment adviser," "national securities exchange," "net assets," "prospectus," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


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      IN WITNESS  WHEREOF,  the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.



                                              A I M ADVISORS, INC.


Attest: /s/ Nancy L. Martin                   By: /s/ Robert H. Graham
        -------------------                       --------------------
                                              Name:   Robert H. Graham
                                              Title:  President


                                              INVESCO ASSET MANAGEMENT LIMITED


Attest: /s/ Graeme Proudfoot                  By: /s/ Tristan Hilgrath
        --------------------                      ---------------------
                                              Name:   Tristan Hillgrath
                                              Title:  Deputy CEO


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                                   APPENDIX A
                                       TO
                              SUBADVISORY CONTRACT



                         EMERGING MARKETS DEBT PORTFOLIO

             0.8% of the Company's total investment income, plus


NET ASSETS                                                    ANNUAL RATE

First $500 million........................................       0.29%

Next $1 billion...........................................       0.28%

Next $1 billion...........................................       0.27%

On amounts thereafter.....................................       0.26%